PULTEGROUP, INC.
2013 SENIOR MANAGEMENT INCENTIVE PLAN
1. Purpose of Plan. The purposes of the PulteGroup, Inc. 2013 Senior Management Incentive Plan are to retain and motivate the officers of PulteGroup, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. This Plan replaces the PulteGroup, Inc. 2008 Senior Management Incentive Plan, which terminated on December 31, 2012 with respect to the grant of new incentive awards after such date.
It is intended that all amounts payable under the Plan to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.
2. Certain Definitions.
“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.
“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) 90 days after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.
“Board” shall mean the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation and Management Development Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of three or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.
“Company” shall mean PulteGroup, Inc., a Michigan corporation, and any successor thereto.
“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars, in Shares or pursuant to a formula that is consistent with the provisions of the Plan.
“Participant” shall mean an officer of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Section 3 hereof.
“Performance Period” shall mean any period commencing on or after January 1, 2013 for which performance goals are established pursuant to Section 4 hereof. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.
“Plan” shall mean the PulteGroup, Inc. 2013 Senior Management Incentive Plan as set forth herein, as it may be amended from time to time.
“Shares” shall mean shares of common stock, par value $.01 per share, of the Company, or restricted shares of such common stock, in each case that are available for grant in accordance with the terms of a stock plan of the Company, the eligible participants in which include Participants.
3. Administration.
3.1 General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.
3.2 Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1 hereof.
(a) to designate within the Applicable Period the Participants for a Performance Period;
(b) to establish within the Applicable Period the performance goals and other terms and conditions applicable to each Participant’s Individual Award Opportunity, including, without limitation, (i) vesting conditions based on whether, and the extent to which a Participant must remain employed for a specified period of time after the end of a Performance Period, and (ii) the extent to which any payment shall be made to a Participant in the event of (A) the Participant’s termination of employment with or service to the Company due to disability, retirement, death or any other reason or (B) a change in control of the Company;
(c) to determine in writing that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied prior to the payment of any Individual Award Opportunity;
(d) to determine whether, under what circumstances and subject to what terms, all or any portion of an Individual Award Opportunity will be paid in cash or Shares;
(e) to determine whether, under what circumstances and subject to what terms, an Individual Award Opportunity will be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and
(f) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.
3.3 Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Individual Award Opportunity may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Individual Award Opportunities for such person, and (c) certify the achievement of such performance goals.
4. Performance Goals.
4.1 Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; return on invested capital; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity (e.g., asset turns); efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Individual Award Opportunity may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.
4.2 Impact of Extraordinary Items, Changes in Accounting or Other Adjustments. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, to the extent applicable, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company’s independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company’s independent public accountants in accordance with GAAP, or (c) pre-acquisition costs, unless, in each case, the Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.
5. Individual Award Opportunities.
5.1 Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made. No Participant shall receive a payment, whether in cash or in Shares, under the Plan with respect to any Performance Period having a value in excess of $15 million, which maximum amount shall be prorated with respect to Performance Periods that are less than one year in duration.
5.2 Payments. Payments with respect to Individual Award Opportunities shall be made in cash or Shares, or a combination thereof after the end of the applicable Performance Period as determined by the Committee, provided that no such payment shall be made unless and until the Committee has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied and provided further that any Individual Award Opportunity which is paid on a deferred basis shall be paid pursuant to an arrangement that is intended to be exempt from, or comply with an exception to, Section 409A of the Code.
6. General.
6.1 Effective Date and Term of Plan. The Plan shall be submitted to the shareholders of the Company for approval at the 2013 annual meeting of shareholders and, if approved by the affirmative vote of a majority of the votes cast on the issue of such approval at such meeting, shall become effective for Performance Periods beginning as of and after January 1, 2013. The Plan shall terminate as of December 31, 2017, unless terminated earlier by the Board. In the event that the Plan is not approved by the shareholders of the Company, the Plan shall be null and void with respect to any awards granted to Participants who are “covered employees” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, nothing shall prevent the payment of awards on or after January 1, 2018 for any Performance Period ending on or prior to December 31, 2017.
6.2 Amendments. The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.
6.3 Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.
6.4 Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.
6.5 No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.
6.6 Designation of Beneficiary. If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.
6.7 Governing Law. The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.8 Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan specifically provides that compensation, such as payments made pursuant to the Plan, are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.
6.9 Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Sections 6.1 or 6.2 hereof.
6.10 Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.
6.11 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or Shares delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

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